Farmer Mac Declares Quarterly Dividends,
Announces Intent to Redeem Series C Preferred Stock

WASHINGTON, D.C., May 15, 2024 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a second quarter dividend of $1.40 per share for each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend will be payable on June 28, 2024, to holders of record of common stock as of June 14, 2024.

Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s five classes of preferred stock. The quarterly dividend of $0.375 per share of 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C (NYSE: AGM.PR.C, “Series C Preferred Stock”), $0.35625 per share of 5.700% Non-Cumulative Preferred Stock, Series D (NYSE: AGM.PR.D), $0.359375 per share of 5.750% Non-Cumulative Preferred Stock, Series E (NYSE: AGM.PR.E), $0.328125 per share of 5.250% Non-Cumulative Preferred Stock, Series F (NYSE: AGM.PR.F), and $0.3046875 per share of 4.875% Non-Cumulative Preferred Stock, Series G (NYSE: AGM.PR.G), is for the period from but not including April 17, 2024 to and including July 17, 2024. These preferred stock dividends will be payable on July 17, 2024, to holders of record of those classes of preferred stock as of July 2, 2024.
Farmer Mac also announced that it intends to provide notice to the holders of its Series C Preferred Stock of the redemption of all of its outstanding 3,000,000 shares of Series C Preferred Stock ($75 million). All shares of Series C Preferred Stock are issued in book-entry form through the facilities of The Depository Trust Company (“DTC”). Farmer Mac will provide written notice of any redemption to the holders of Series C Preferred Stock between 30 and 60 days before any redemption date according to DTC’s procedures. Any redemption of the Series C Preferred Stock will not affect the payment of the dividends declared on the Series C Preferred Stock on July 17, 2024 as described above.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing for American agriculture and rural infrastructure. As a secondary market provider for our nation's agricultural and rural infrastructure credit, we provide financial solutions to a broad spectrum of customers supporting rural America, including agricultural lenders, agribusinesses, and rural electric cooperatives. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America's rural and agricultural communities. More information about Farmer Mac is available on our website at www.farmermac.com.
CONTACT:     Jalpa Nazareth, Investor Relations
        Lisa Meyer, Media Inquiries
        (202) 872-7700
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